July 29, 2010

WB Capital Mutual Funds, Inc.

Century II Building, Suite 200

1415 28th Street

West Des Moines, IA 50266-1450

Re:	Post-Effective Amendment #34 under the Securities Act of 1933

To Whom It May Concern:

We hereby consent to your inclusion of references to our firm as legal counsel to the WB Capital Mutual Funds, Inc. (the “Funds”), in Post-Effective Amendment #34 under the Securities Act of 1933 to the Form N-1A Registration Statement for the Funds and in all subsequent prospectuses and/or other reports related thereto and filed with the Securities and Exchange Commission.

We reviewed the Registration Statement and are of the opinion that this Post Effective Amendment #34 does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).

Cline, Williams, Wright, Johnson
& Oldfather, LLP

BY:	JOHN C. MILES
For the Firm